Edward B. Crosland, Jr. Direct Dial 202-203-1088 Direct Fax 202-203-0000 ecrosland@joneswalker.com

July 1, 2010

VIA EDGAR

Kathryn McHale, Esq.

Staff Attorney

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-4561

Re:	IBERIABANK Corporation

Form 10-K for Fiscal Year Ended December 31, 2009

Filed March 16, 2010

Form 10-Q for Fiscal Quarter Ended March 31, 2010

Filed May 10, 2010

Form 8-K filed March 4, 2010

File No. 000-25756

Dear Ms. McHale:

We hereby request an extension of time to Friday, July 30, 2010, to respond to your letter of comment dated June 30, 2010, regarding the above-captioned filings by IBERIABANK Corporation

If you have any questions or comments regarding this request, please do not hesitate to contact the undersigned at (202) 203-1088.

Sincerely,

/s/ Edward B. Crosland, Jr.

EBC/evg

cc:	Matt McNair, Esq., Staff Attorney-SEC

Mike Volley, Staff Accountant-SEC

Kevin W. Vaughn, Accounting Branch Chief-SEC

Jeffrey A. Powell, Corporate Controller-IBERIABANK Corporation